Exhibit 99.1

CONTACT:

Paul Goldberg

Vice President - Investor Relations

(212) 922-1640

DOVER REVISES FULL-YEAR FORECAST

•	Expects full-year revenue to decline -4% to -6%, including organic revenue of -2% to -4%, a -4% impact from foreign currencies, and growth from acquisitions of 2%
•	Forecasts full-year diluted earnings per share from continuing operations to be in the range of $4.20 to $4.40

Downers Grove, IL, April 9, 2015 — Dover (NYSE: DOV) today announced that it has revised its forecast for 2015 full-year revenue and diluted earnings per share from continuing operations (“EPS”).

The Company now expects full-year revenue to decline -4% to -6% versus a prior revenue forecast of +1% to -2%. This revised forecast includes organic revenue of -2% to -4%, a -4% impact from foreign currencies, and growth from completed acquisitions of 2%. The main factors driving this revision are weaker North American oil & gas markets, the exchange rate impact of foreign currencies and slower capital spending within Dover’s core retail refrigeration end markets. Full-year EPS is now anticipated to be in the range of $4.20 - $4.40, as compared to its prior guidance of $4.70 - $4.95. This new forecast represents a $0.55 reduction to the high-end of the prior guidance and a $0.50 reduction to the low-end. Approximately $0.20 of the full-year impact of this revised forecast will be reflected in the first quarter of 2015.

Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “While our businesses continue to perform well in tough markets, we have been impacted by steeper and broader deterioration in the North American oil & gas markets and further strengthening of the US dollar against other currencies. These factors, together with slower than anticipated capital spending in our core refrigeration systems and case markets, will cause our full-year results to be lower than previously communicated. As we have proactively done over the last two quarters, we will continue to aggressively pursue restructuring initiatives to better align our cost base with the anticipated demand environment in 2015.”

Dover will release first quarter 2015 earnings at 6:00 a.m. Central time (7:00 a.m. Eastern time) on Tuesday, April 21, 2015. Later that morning, Dover will host a conference call at 9:00 a.m. Central time (10:00 a.m. Eastern time) to discuss these results. To participate on the conference call, please dial 1-888-802-8577 (domestic) or 1-973-935-8754, reservation number 19194889.

About Dover:

Dover is a diversified global manufacturer with annual revenues approaching $7.5 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for 60 years, our team of 27,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at http://www.dovercorporation.com.

Forward-Looking Statements:

This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, anticipated market conditions and our positioning, operating and strategic plans, industries in which Dover business operations and global economies. The forward-looking statements in this release may be indicated by words or phrases such as “anticipate,” “expect,” “believe,” “indicate,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “forecast” and “management is of the opinion,” or similar words or phrases or the use of the future tense. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, Dover’s ability to achieve expected savings from cost-control initiatives, such as lean and productivity programs; changes in customer demand or the impact of loss of a significant customer, or loss or non-renewal of significant contracts; the relative mix of products and services which impacts margins and operating efficiencies; economic conditions generally and changes in economic conditions globally and in markets served by Dover businesses, including well activity and U.S. industrials activity; increased competition and pricing pressures in the markets served by Dover’s businesses; the impact of interest rate and currency exchange rate fluctuations; conditions and events affecting domestic and global financial and capital markets. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement, except as required by law.